DEAN HELLER
Secretary of State

RENEE L. PARKER
Chief Deputy
Secretary of State

PAMELA RUCKEL
Deputy Secretary
for Southern Nevada

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

ELLICK HSU
Deputy Secretary
for Elections

Certified Copy

March 13, 2006

Job Number: C20060313-0007
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20060153634-30	Amendment	10 Pages/1 Copies


THE GREAT SEAL OF THE STATE OF
ALL FOR OUR COUNTRY
NEVADA

Respectfully,

DEAN HELLER
Secretary of State

By

Certification Clerk

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Entity #
C3650-1985
Document Number:
20060153634-30

Date Filed:
3/10/2006 3:47:51 PM
In the office of
Dean Heller
Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Clayton Dunning Group, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

RESOLVED, that Article I of the Corporation's Articles of Incorporation be amended to read as follows:
I: The name of the Corporation is: "Clayton, Dunning Group Inc." and

RESOLVED, that Article IV of the Articles of the Corporation be and hereby is deleted and the following Article IV is inserted in lieu thereof:
IV: The aggregate number of shares of capital stock which the Corporation is authorized to issue is 525,000,000, divided as follows,

A. 500,000,000 shares of Common Stock, $0.001 par value per share.
B. 25,000,000 shares of Preferred Stock, $0.001 par value per share, 10,000,000 of which shall be designated Series A Preferred Stock with a par value of $.001 per share and one (1) share of which shall be designated Series C Preferred Stock with a par value of $.001 per share, and the Series A and Series C Preferred Stock shall have the terms as attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 81.7%

4. Effective date of filing (optional): 3/13/06

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
OF
SERIES A
CONVERTIBLE VOTING PREFERRED STOCK
OF
CLAYTON DUNNING GROUP, INC.

Pursuant to Section 78-1955 of the
Of the Nevada Revised Statutes

CLAYTON DUNNING GROUP, INC, a Nevada corporation (formerly named Phelps Engineered Plastics Corporation) (the "Corporation"), certifies that pursuant to its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 78-1955 of the Nevada Revised Statutes (the "NRS"), the Board of Directors of the Corporation as previously approved by written consent dated February 2, 2001, duly adopted the following resolution, which resolution remains in full force and effect on the date hereof.

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, that with respect to the Series A Convertible Voting Preferred Stock of the Corporation of which 25,000,000 shares have been previously authorized $0.001 par value per share (hereinafter, "Series A Preferred Stock"); including all such shares issued and outstanding: that the Board of Directors hereby cancels and rescinds all previous resolutions of the Board of Directors establishing or otherwise regarding the powers, preferences and rights of the Series A Preferred, and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof shall be as follows:

1. **Certain Definitions.**

Unless the context otherwise requires, the terms defined in this Paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural)

"Affiliate" shall have the meaning given to such term under Rule 12b-2 of the rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

"Business Day" shall mean a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law to close.

"Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of, or equity interest in, the Corporation, however designated, including the Common Stock, and any other stock of the Corporation, however designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount

"Common Stock" shall mean the common stock, par value $.0001 per share, of the Corporation.

"Conversion Date" shall have the meaning set forth in Subparagraph 4.1(b) below.

"Liquidation Price" shall mean $0.11 per share of Series A Preferred Stock (adjusted for stock splits, subdivisions, combinations and similar transactions), plus any accrued but unpaid dividends, provided, however, in the event of a (i) consolidation or merger of the Corporation into or with another corporation or corporations, (ii) sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity, or (iii) any other transaction in which control of the Corporation is transferred, the Liquidation Price shall mean the greater of (1) $0.11 per share of Series A Preferred Stock (adjusted for stock splits, subdivisions, combinations and similar transactions); and (2) the fair market value of the Series A Preferred Stock upon the closing of such event as determined by the Board of Directors of the Corporation pursuant to Subparagraph 4.2 herein.

"Merger" shall mean a transaction or series of transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting stock of the Corporation.

"Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"PIK Dividends" shall mean the "paid-in-kind" dividends as authorized in Subparagraph 2(a) below.

"Redemption Price" shall mean the Liquidation Price.

"Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

"Series B Preferred Stock" shall mean the Series B Cumulative Convertible Voting Preferred Stock, par value $0.001 per share, of the Corporation.

"Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated February 8, 2001 by and among the Corporation and P. Partners L.P.

"Subordinate Stock" shall mean the Common Equity, and any class or series of capital stock of the Corporation, however designated, which is junior in right to the Series A Preferred Stock, including without limitation such Capital Stock that is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment or (ii) any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

"Total Stockholders' Equity" shall mean the stockholders' equity of the Corporation as it appears in the monthly balance sheet of the Corporation.

2. **Dividends.**

a. The Corporation is authorized to declare per share dividends on outstanding shares of Series A Preferred Stock, at the option of the Corporation, in cash or in additional fully paid and nonassessable shares of Series A Preferred Stock legally available for such purpose (such dividends being herein called "PIK Dividends"). Except as set forth in Subparagraph 2(b) below, the Corporation shall not issue fractional shares of Series A Preferred Stock to which holders may become

entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall deliver its check in an amount equal to the applicable fraction of one (1) share of Series A Preferred Stock multiplied by the per share dividend amount (adjusted for stock splits, subdivisions, combinations or other similar transactions) (the "PIK Cash Dividends Payment"). Any additional shares of Series A Preferred Stock issued pursuant to this Certificate shall be governed by this certificate and shall be subject in all respects, except as to the date of issuance and date from which PIK Dividends accrue and cumulate as set forth below, to the same terms as the shares of Series A Preferred Stock originally issued hereunder.

b. In addition to the PIK Dividends and the cash dividend referred to in Subparagraph 2(a) hereof, if at any time during which any shares of Series A Preferred Stock remain outstanding, the Corporation declares, pays or sets apart for payment any dividend on any Common Equity, whether in cash property or otherwise (a "Common Dividend") each holder of shares of Series A Preferred Stock shall be entitled to receive a per share dividend (an "Equivalent Common Dividend"), when and as declared by the Corporation, equal to (i) the number of shares of Common Equity on which such Common Dividend is declared into which each share of Series A Preferred Stock is convertible on the record date, multiplied by (ii) the amount of cash or property paid on the number of shares of capital stock issued, per share of Common Equity as part of such Common Dividend. The provisions of this Subparagraph 2(b) shall in no way limit the right of each holder of Series A Preferred Stock to receive the PIK Dividends described in Subparagraph 2(a) prior to the payment of Equivalent Common Dividends. For any Equivalent Common Dividend that is not paid in full when due, then on such due date such accrued and unpaid Equivalent Common Dividend shall be added to the Liquidation Price and the Redemption Price of the Series A Preferred Stock effective at such due date when such Equivalent Common Dividend was not paid. If any accrued and unpaid Equivalent Common Dividend is so added to the Liquidation Price and the Redemption Price of the Series A Preferred Stock, such Liquidation Price and Redemption price shall be reduced, effective on the date of payment, to the extent any accrued and unpaid Equivalent Common Dividend is subsequently paid.

c. Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time if such declaration or payment shall be restricted or prohibited by law.

3. **Distributions Upon Liquidation, Dissolution or Winding Up.**

a. The Corporation shall deliver to each holder of Series A Preferred Stock notice of any (i) voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, (ii) Merger, or (iii) sale of all or substantially all of the Corporation's assets (each a "Dissolution") at least ninety (90) days prior to such event, which notice shall state all material facts and common terms relating to such Dissolution, including without limitation (i) the nature of such Dissolution, including without limitation the nature, amount, terms and conditions of payment to the holders of Series A Preferred Stock, Series A Preferred Stock and the holders of Common Stock in connection with such Dissolution, (ii) the date on which such Dissolution shall occur and (iii) the procedures that must be followed (and the latest date that such procedures must be completed) in order for such holder to effect a conversion of shares of Series A Preferred Stock into shares of Common Stock. In the event of any such Dissolution, before any payment or distribution or distribution shall be made to the holders of Subordinate Stock, but after any required distribution or payment to the holders of Series B Preferred Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation as its fair market value as determined by the Board of Directors of the Corporation, such amount per share of Series A Preferred Stock as would have been

payable had each such share been converted into Common Stock pursuant to Paragraph 4 immediately prior to such Dissolution. Immediately preceding such Dissolution, adjustment shall be made for accrued but unpaid dividends.

b. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to permit the payment in full of the liquidation price for each share of the Series A Preferred Stock as provided in Subparagraph 3(a) then the assets of the Corporation shall be ratably distributed among the holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

4. **Conversion Rights.**

4.1 **Conversion at the Option of the Holder.**

a. At any time each holder of Series A Preferred Stock may, at its option, convert each share of Series A Preferred Stock held by such holder into one (1) share of Common Stock subject to adjustment pursuant to Paragraph 4.2. Upon such conversion, the rights of the holders of converted Series A Preferred Stock with respect to the shares of Series A Preferred Stock so converted shall cease.

b. To convert Series A Preferred Stock in accordance with this Paragraph 4.1, a holder must (i) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series A Preferred Stock; (ii) notify the Corporation at such office that it elects to convert Series A Preferred Stock and the number of shares it wishes to convert; (iii) state in writing the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued, and (iv) pay any transfer or similar tax with respect to the transfer of the shares of Series A Preferred Stock converted, if required. The date on which the holder satisfies the foregoing requirements shall be the Conversion Date. As soon as practical but in any event within thirty (30) Business Days of the Conversion Date, the Corporation shall deliver a certificate for the number of shares of Common Stock issuable upon the conversion, a check for the amount payable in respect of any fractional share pursuant to Subparagraph 4.1(c) and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. Adjustment (or cash payment, if applicable) shall be made for accrued and unpaid dividends (including, without limitation, PIK Dividends), as of the Conversion Date, on converted shares of Series A Preferred Stock. If the last day on which Series A Preferred Stock may be converted is not a Business Day, Series A Preferred Stock may be surrendered for conversion on the next succeeding day that is a Business Day.

c. The Corporation will not issue a fractioinal share of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation will deliver its check in an amount equal to the applicable fraction multiplied by the fair market value of the Common Stock (subject to adjustment for stock splits, subdivisions, combinations or other similar transactions).

d. If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion, provided, however, that pursuant to Subparagraph 4.1(b) the holder shall pay any such tax which is due because the shares are issued in a name other than the holder's name.

4.2 **Certain Matters With Respect to Conversion.**

a. The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series A Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of common stock upon conversion of Series A Preferred Stock and will list such shares on each national securities exchange on which the commons tock is listed.

b. If the Corporation:

i. Pays a dividend or makes a distribution on its Common Stock or any other class of the Corporation's stock other than the Series A Preferred Stock in shares of its Common Stock,

ii. Subdivides its outstanding shares of Common Stock into a greater number of shares,

iii. Combines its outstanding shares of Common Stock into a smaller number of shares,

iv. Issues by reclassification of its Common Stock any shares of its capital stock.

or effects any similar transaction, then an appropriate and proportionate adjustment shall be made by the Board of Directors of the Corporation to the number of shares into which each share of Series A Preferred Stock is convertible so that immediately after the occurrence of such event the holders of Series A Preferred Stock shall be entitled to receive the same percentage of the issued and outstanding Common Stock upon conversion of the Series A Preferred Stock as such holders would have received if converted immediately prior to such dividend distribution, subdivision, combination or reclassification. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustments shall be made successively whenever any event listed above shall occur.

c. For purposes of any computation of the number of shares of Common Stock outstanding, such computation shall be made assuming conversion of all shares of Preferred Stock.

d. No adjustment in the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 4.2 shall be made to the nearest cent or to the nearest $1/100^{th}$ of a share as the case may be.

e. No adjustment in the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible need be made under this Paragraph 4.2 for any change in the par value or no par value of the Common Stock. If an adjustment is made to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible upon the establishment of a record date for a distribution subject to Paragraph 4.2 and if such distribution is subsequently canceled, the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible then in effect shall be readjusted, effective as of the date when the Board of Directors of the Corporation determines to cancel such distribution, to the number of shares of

Common Stock into which each share of Series A Preferred Stock is convertible as would have been in effect if such record date had not been fixed. No adjustment need be made under Paragraph 4.2 if the Corporation issues or distributes to each holder of Series A Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in such Paragraph which each holder would have been entitled to receive had Series A Preferred Stock been converted into Common Stock prior to or simultaneously with the happening of such event or the record date with respect thereto.

f. Whenever the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is adjusted, the Corporation shall promptly mail to holders of Series A Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for Series A Preferred Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

g. If

i. The Corporation takes any action that would require an adjustment pursuant to this Paragraph 4.2;

ii. The Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction, or

iii. There is a dissolution or liquidation of the Corporation,

a holder of Series A Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of the transaction so that it may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such holders, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least thirty (30) days before such date.

h. In any case in which this Paragraph 4.2 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to deter until after the occurrence of such event (i) the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment; and (ii) the delivery of a check for any remaining fractional shares as provided in Subparagraph 4.1(c) above.

i. Except its provided in the immediately following sentence, any determination that the Corporation or its Board of Directors must make pursuant to this Paragraph 4.2 shall be conclusive.

5. **Voting Rights.**

Except as otherwise required by law, each share of Series A Preferred Stock issued and outstanding shall have the right to vote on all matters presented to the holders of the Common Stock for vote, in the number of votes equal at any time to the number of shares of Common Stock into which each share of Series A Preferred Stock would then be convertible, together with the holders of the Common Stock and Series B Preferred Stock as a single class.

6. **Exclusion of Other Rights.**

Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth herein or in the Certificate of Incorporation of the Corporation (as either may be amended from time to time).

7. **Headings of Subdivisions.**

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

8. **Severability of Provisions.**

If any powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this certificate (as such certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy all other powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate and affirmed his statements made herein are true under penalties of perjury this 5th day of March 2006. We further declare that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

Executed at New York, New York on March 5, 2006.

Robert C Lau

Robert C. Lau, Chairman of the Board of Directors & Chief Executive Officer

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES C PREFERRED STOCK OF CLAYTON DUNNING GROUP, INC.

The undersigned, Robert C. Lau does hereby certify:

1. That he is the duly elected and acting Chairman and Chief Executive Officer, of Clayton Dunning Group, Inc., a Nevada corporation (the "Corporation"), formerly named Phelps Engineered Plastics Corporation.

2. That the Shareholders of the Corporation resolved on June 29, 2005, to authorize and issue to Robert C. Lau, a class of preferred stock which shall be governed by this Certificate of Designation creating a series of one share of Preferred Stock designated as Series C Preferred Stock which has the following designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

Section. 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "SERIES C PREFERRED STOCK." The Series C Preferred Stock shall have a par value of $.00 1 per share, and the number of shares constituting such series shall be one share.

Section 2. PROPORTIONAL ADJUSTMENT. In the event that the Corporation shall at any time after the issuance of any share or shares of Series C Preferred Stock (i) declare any dividend on Common Stock of the Corporation ("Common Stock") payble in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series C Preferred Stock.

Section 3. DIVIDENDS AND DISTRIBUTIONS.

The Series C Preferred Stock shall not entitle the holder to any dividends or preference on distribution.

Section 4. VOTING RIGHTS. The holder of the Series C Preferred Stock shall have the right to vote on all matters submitted for a vote to shareholders of the Company and shall have the right to vote 50.1 % of the total outstanding shares entitled to vote at such meeting. Effectively, this provision shall entitle the holder of the Series C Preferred Stock the right to unilaterally control the voting of a majority of the votes of the Corporation's securities.

Section 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Restated Certificate of Incorporation, as then amended.

Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any

liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock shall not be entitled to receive any distribution.

Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any

such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving corporation with the same rights and preferences as the Series C Preferred Stock.

Section 8. AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately as a series.

It was further resolved that the Corporation's executive officers are authorized and directed to take all such actions and to do all such things as the Corporation or any executive officer of the Corporation shall deem necessary or convenient to implement and render effective the Series C Preferred Stock, Accordingly, the Chairman and Secretary are authorized to prepare and file this Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate and affirmed his statements made herein are true under penalties of perjury this 5th day of March 2006. We further declare that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

Executed at New York, New York on March 5, 2006.

Robert C Lau

Robert C. Lau, Chairman of the Board of Directors & Chief Executive Officer